UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2025

Plug Power Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34392	22-3672377
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

125 Vista Boulevard, Slingerlands, New York	12159
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 782-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PLUG	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material definitive Agreement.

On February 10, 2025, Plug Power Inc. (the “Company”) entered into that certain Standby Equity Purchase Agreement (the “Purchase Agreement”) with YA II PN, LTD, an investment fund managed by Yorkville Advisors Global, LP. (the “Investor”), pursuant to which the Company has the right to sell to the Investor up to $1 billion in the aggregate gross sales price (the “Commitment Amount”) of its common stock, par value $0.01 per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement. The Company is under no obligation to sell any of its Common Stock to the Investor under the Purchase Agreement. Upon the satisfaction of the conditions to the Investor’s purchase obligation set forth in the Purchase Agreement, including having an effective registration statement and a prospectus supplement registering the resale of the Common Stock issuable under the Purchase Agreement on file with the Securities and Exchange Commission, the Company will have the right, but not the obligation, from time to time at its discretion (until the Purchase Agreement is terminated) to direct the Investor to purchase a specified number of shares of Common Stock (in each case, an “Advance”), up to $10.0 million per day, by delivering written notice to the Investor. The Common Stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to 95% of the daily volume weighted average price of the Common Stock.

The Company will control the timing and amount of any sales of Common Stock to the Investor. Actual sales of Common Stock to the Investor under the Purchase Agreement will depend on a variety of factors to be determined by the Company and its management from time to time, which may include, among other things, market conditions, the trading price of the Common Stock and determinations by the Company and its management as to the appropriate sources of funding for the Company’s business and operations.

Unless earlier terminated, the Purchase Agreement will automatically terminate upon the earliest to occur of (i) February 10, 2027 and (ii) the date on which all shares of Common Stock equal to the Commitment Amount have been issued and sold under the Purchase Agreement. Neither the Company nor the Investor may assign its rights and obligations under the Purchase Agreement without the prior written consent of the other party, and no provision of the Purchase Agreement may be modified by the Company or the Investor other than by an instrument in writing signed by both parties.

As consideration for the Investor’s commitment to purchase the Common Stock pursuant to the Purchase Agreement, the Company paid the Investor a commitment fee in the amount of $1,000,000.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the parties.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells its Common Stock to the Investor. The Company expects that any proceeds received from such sales to the Investor will be used for working capital and general corporate purposes.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any Common Stock, nor shall there be any sale of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing is solely a summary of the material terms of the Purchase Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and such summary is qualified in its entirety in all respects by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Investor represented to the Company in the Purchase Agreement, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)). The Common Stock referred to in this Current Report on Form 8-K, once issued and sold, are being issued and sold by the Company to the Investor in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. The Common Stock referred to in Item 1.01 of this Current Report on Form 8-K has not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Standby Equity Purchase Agreement, dated February 10, 2025, between Plug Power Inc. and YA II PN, LTD.
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: February 10, 2025	By:	/s/ Paul Middleton
Paul Middleton
Chief Financial Officer